Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
James M. Lindstrom – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports First Quarter 2015 Results

First Quarter 2015 Financial Highlights:

●	Revenues increased 74.8% to $505.8 million (or 20.0% organically)
●	Diluted earnings per common share of $0.32, Adjusted diluted earnings per common share (non-GAAP) of $0.77
●	Adjusted EBITDA (non-GAAP) of $36.3 million
●	Cash flow from operations of $15.4 million

TUCSON, ARIZONA – May 11, 2015 -- The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the first quarter ended March 31, 2015. Included in the results are the acquired operations of Ingeus and Matrix Medical Network from May 31, 2014 and October 24, 2014, respectively.

First Quarter 2015 Results

For the first quarter of 2015, the Company reported consolidated revenue of $505.8 million, an increase of 74.8% from $289.4 million in the comparable period of 2014. This included $158.4 million of revenue contributed by Ingeus and Matrix. Excluding this revenue from acquired businesses, consolidated revenue was $347.4 million, an increase of 20.0% from the comparable period of 2014.

Service expense as a percentage of revenue was 87.8% in the first quarter of 2015 compared to 89.8% in the first quarter of 2014. First quarter 2015 service expense included a $1.5 million charge related to the amortization of the fair value of restricted stock awards issued in connection with the acquisition of Ingeus. General and administrative (G&A) expense as a percentage of revenue was 4.9% in the first quarter of 2015 compared to 4.7% in the first quarter of 2014. The Company also reported a loss on equity investment of $2.5 million in the quarter related to the Company’s investment in Mission Providence, a joint venture in Australia, which incurred start-up costs during the first quarter of 2015 related to recent successful bidding activity.

The Company reported net income available to common shareholders of $5.1 million, or $0.32 per diluted common share, in the first quarter of 2015 compared to net income available to common shareholders of $6.3 million, or $0.44 per diluted common share, in the prior year period. Adjusted net income available to common shareholders (non-GAAP) in the first quarter of 2015 was $12.5 million, or $0.77 per diluted common share, versus first quarter 2014 adjusted net income available to common shareholders (non-GAAP) of $9.2 million, or $0.60 per diluted common share. A reconciliation of net income to adjusted net income available to common shareholders (non-GAAP) and showing the calculation of adjusted earnings per common share is presented below.

Adjusted EBITDA (non-GAAP) for the first quarter of 2015 was $36.3 million compared to $18.2 million in the same period last year. Adjusted EBITDA includes the loss on equity investment of $2.5 million related to Mission Providence. A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below.

Warren Rustand, Chief Executive Officer, stated, “We are pleased to report solid first quarter financial results, driven by strong revenue growth and operating margins at both our NET and Health Assessment Services segments. We were also pleased to see continued revenue growth and margin expansion in our Human Services segment and, as expected, our Workforce Development segment experienced low-single digit margins due to start-up costs associated with multiple new contracts. Finally, while we experienced strong organic growth in the first quarter across our segments, we remain cognizant of the quarterly volatility of certain of our businesses and focused on our 2015 goals as previously communicated.”

Segment Results

For analysis purposes, revenue, expenses, operating income, net income, EBITDA (non-GAAP), and Adjusted EBITDA (non-GAAP) on a comparable basis are provided for Providence’s four segments for the three month period ended March 31, 2015 and 2014. Beginning in 2015, the Company began analyzing the results of the segments without the historical allocation of indirect corporate costs. Only corporate costs that represent expenses directly attributable to specific segments are allocated to the respective segment. As such, the operating segment results for 2014 have been recast. Corporate and Other includes corporate costs that are not directly attributable to a segment, eliminations, and the activities of the Company’s wholly-owned captive insurance subsidiary. Additionally, in 2015, the oversight of the Company’s legacy workforce development businesses has been transferred to the management team of the WD Services segment. As such, the financial results of these legacy workforce development businesses have been reclassified from the Human Services segment to the WD Services segment for the periods presented.

Non-emergency Transportation (NET) Services

Revenue from the NET Services segment increased 28.6% to $254.8 million in the first quarter from $198.1 million in the prior year period. Service expense for the segment increased to $229.2 million in the first quarter, or 90.0% of NET Services revenue, compared to $175.2 million or 88.5% of NET Services revenue in the first quarter of 2014. NET Services operating income increased 8.4% to $20.7 million in the first quarter from $19.1 million in the prior year period. NET Services Adjusted EBITDA (non-GAAP) increased $2.1 million, or 10.1%, to $23.0 million in the first quarter from $20.9 million in the prior year period.

NET Services revenue was favorably impacted by new contracts in Rhode Island, Maine, and Texas and increased membership in certain states, partially offset by the elimination of contracts in Mississippi and Connecticut. Our cost of transportation as a percentage of non-emergency transportation services revenue increased due primarily to increased utilization partially attributable to higher usage by expansion and woodwork populations, as well as less severe weather in the first quarter of 2015 compared to the prior year period.

Human Services

Revenue from the Human Services segment increased 2.5% to $86.2 million in the first quarter of 2015, compared to $84.1 million in the first quarter of 2014. Both periods exclude revenue related to the legacy workforce development services business that was transitioned to the WD Services segment at the beginning of 2015. Service expense for the segment was $77.5 million in the first quarter of 2015, or 90.0% of Human Services revenue, compared to $78.9 million, or 93.8% of revenue in 2014. Human Services operating income was $1.8 million in the first quarter compared to a loss of $1.3 million in the prior year period. Human Services Adjusted EBITDA (non-GAAP) increased $2.9 million to $3.7 million in the first quarter from $0.8 million in the prior year period.

Human Services revenue increased primarily due to two acquisitions and organic expansion in certain markets, partially offset by the decrease in revenue related to the termination of the Texas foster care contract. The exit from Texas contributed to the lower cost of services as a percent of revenue in the quarter.

Workforce Development (WD) Services

WD Services revenue was $107.6 million in the first quarter of 2015 and relates primarily to the Ingeus business that was acquired on May 30, 2014. In the first quarter of 2014, WD Services revenue was $7.4 million and represents the legacy workforce development services business that had historically been part of Human Services. Service expense for the segment was $94.2 million in the first quarter of 2015, or 87.6% of WD revenue. WD Services operating income was $2.8 million in the first quarter of 2015 and included a $1.5 million expense related to the amortization of the fair value of restricted stock awards issued in connection with the acquisition of Ingeus. WD Services Adjusted EBITDA (non-GAAP) was $5.2 million in the first quarter of 2015 and included a loss on equity investment of $2.5 million related to Mission Providence. In the first quarter of 2014, service expense was $6.4 million, or 86.2% of WD revenue, operating income was $0.4 million, and Adjusted EBITDA (non-GAAP) was $0.5 million.

As previously disclosed, our WD Services operating results may fluctuate from quarter to quarter due to the recognition of revenues based upon the achievement of certain contract milestones and expenses related to the commencement of new contracts.

Health Assessment (HA) Services

HA Services revenue, primarily derived from providing comprehensive health assessments, was $57.4 million in the first quarter of 2015 and is comprised of revenue from Matrix, acquired on October 23, 2014. Service expense for the segment was $43.2 million, or 75.2% of HA Services revenue. HA Services operating income was $6.5 million in the first quarter of 2015, and HA Services Adjusted EBITDA (non-GAAP) was $13.7 million for the same period.

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (8:00 a.m. PDT/MST) Tuesday, May 12, 2015 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com. The call is also available by dialing (877) 703-6103, or for international callers (857) 244-7302, and by using the passcode 86411673. A replay of the teleconference will be available on http://investor.provcorp.com. A replay will also be available until May 19, 2015 by dialing (888) 286-8010 or (617) 801-6888 and using passcode 41247620.

About Providence

Providence is a Tucson, Arizona-based company that provides and manages government sponsored human services, innovative global employment services, comprehensive health assessment and care management services, and non-emergency transportation services. It offers: (1) non-emergency transportation management services to state Medicaid programs, local government agencies, hospital systems, health maintenance organizations, private managed care organizations and commercial insurers, as well as to individuals with limited mobility, people with limited means of transportation, people with disabilities and Medicaid members (2) home- and community-based counseling services, which include home-based and intensive home-based counseling, workforce development, substance abuse treatment services, school support services and correctional services; (3) foster care and therapeutic foster care services; (4) case management, referral and monitoring services; (5) social improvement, employment and welfare services to various international government bodies and corporations; and (6) in-home comprehensive health assessment and care management services primarily to Medicare Advantage programs. Providence is unique in that it provides and manages its human services primarily in the client’s own home or in community based settings, rather than in hospitals or treatment facilities and provides its non-emergency transportation services clients through local transportation providers rather than an owned fleet of vehicles.

Non-GAAP Presentation

In addition to the financial results prepared in accordance with US generally accepted accounting principles (GAAP) provided throughout this press release, the Company has provided EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS, non-GAAP measurements. Providence’s management utilizes these non-GAAP measurements as a means to measure overall operating performance and to better compare current operating results with other companies within its industry. Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measure are presented in the table below. The non-GAAP measures do not replace the presentation of our GAAP financial results. The Company has provided this supplemental non-GAAP information because the Company believes it provides meaningful comparisons of the results of Providence’s operations for the periods presented in this press release. The non-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by some other companies.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our continuing relationship with government entities and our ability to procure business from them, our ability to manage growing and changing operations, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent filings. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

--financial tables to follow--

Providence Service Corporation

The Providence Service Corporation
Unaudited Condensed Consolidated Statements of Income
(in thousands except share and per share data)

	Three months ended
	March 31,
	2015	2014

Service revenue	$505,795	$289,403

Operating expenses:
Service expense	443,868	259,937
General and administrative expense	24,684	13,617
Depreciation and amortization	14,900	3,728
Total operating expenses	483,452	277,282
Operating income	22,343	12,121

Other expenses:
Interest expense, net	6,007	1,585
Loss on equity investment	2,483	-
Loss on foreign currency translation	319	41
Income before income taxes	13,534	10,495
Provision for income taxes	7,297	4,208
Net income	$6,237	$6,287

Net income available to common stockholders	$5,093	$6,287

Earnings per common share:
Basic	$0.32	$0.45
Diluted	$0.32	$0.44

Weighted-average number of common shares outstanding:
Basic	15,976,050	13,801,456
Diluted	16,145,176	15,257,557

--more--

Providence Service Corporation

The Providence Service Corporation
Condensed Consolidated Balance Sheets
(in thousands except share and per share data)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$170,130	$160,406
Accounts receivable, net of allowance of $6,449 in 2015 and $6,034 in 2014	198,644	151,344
Other receivables	6,724	6,866
Prepaid expenses and other	36,323	46,157
Restricted cash	2,633	3,807
Deferred tax assets	5,729	6,066
Total current assets	420,183	374,646
Property and equipment, net	58,689	57,148
Goodwill	353,995	355,641
Intangible assets, net	328,289	340,673
Other assets	22,053	22,373
Restricted cash, less current portion	15,349	14,764
Total assets	$1,198,558	$1,165,245
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term obligations	$27,125	$25,188
Note payable to related party	-	65,500
Accounts payable	34,626	48,061
Accrued expenses	137,682	121,857
Accrued transportation costs	73,322	55,492
Deferred revenue	14,678	12,245
Reinsurance liability reserve	6,880	11,115
Total current liabilities	294,313	339,458
Long-term obligations, less current portion	476,898	484,525
Other long-term liabilities	30,139	26,609
Deferred tax liabilities	91,386	93,239
Total liabilities	892,736	943,831
Commitments and contingencies
Mezzanine equity
Preferred stock: Authorized 10,000,000 shares; $0.001 par value; 805,000 and 0 issued and outstanding; 5.5%/8.5% dividend rate	76,894	-
Stockholders' equity
Common stock: Authorized 40,000,000 shares; $0.001 par value; 17,060,002 and 16,870,285 issued and outstanding (including treasury shares)	17	17
Additional paid-in capital	268,438	261,155
Accumulated deficit	(7,129)	(13,366)
Accumulated other comprehensive loss, net of tax	(14,051)	(8,756)
Treasury shares, at cost, 1,029,294 and 1,014,108 shares	(18,407)	(17,686)
Total Providence stockholders' equity	228,868	221,364
Non-controlling interest	60	50
Total stockholders' equity	228,928	221,414
Total liabilities and stockholders' equity	$1,198,558	$1,165,245

--more--

Providence Service Corporation

The Providence Service Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended March 31,
	2015	2014
Operating activities
Net income	$6,237	$6,287
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,089	2,103
Amortization	9,811	1,625
Provision for doubtful accounts	599	557
Stock based compensation	2,864	408
Deferred income taxes	(1,512)	(1,333)
Amortization of deferred financing costs	539	214
Excess tax benefit upon exercise of stock options	(1,989)	(323)
Loss on equity investment	2,483	-
Other non-cash charges	319	35
Changes in operating assets and liabilities:
Accounts receivable	(49,699)	(12,534)
Other receivables	77	984
Restricted cash	(106)	(111)
Prepaid expenses and other	6,364	6,049
Reinsurance liability reserve	(1,121)	(1,950)
Accounts payable and accrued expenses	14,083	8,862
Accrued transportation costs	17,830	(98)
Deferred revenue	2,879	131
Other long-term liabilities	631	(3,060)
Net cash provided by operating activities	15,378	7,846
Investing activities
Purchase of property and equipment	(6,394)	(2,723)
Acquisitions, net of cash acquired	(1,665)	-
Net decrease in short-term investments	(5)	(5)
Restricted cash for reinsured claims losses	694	1,525
Net cash used in investing activities	(7,370)	(1,203)
Financing activities
Proceeds from issuance of preferred stock, net of issuance costs	80,667	-
Preferred stock dividends	(594)	-
Repurchase of common stock, for treasury	(721)	(470)
Proceeds from common stock issued pursuant to stock option exercise	2,199	506
Excess tax benefit upon exercise of stock options	1,989	323
Repayment of long-term debt	(71,312)	-
Payment of contingent consideration	(7,496)	-
Other	13	(2)
Net cash provided by financing activities	4,745	357
Effect of exchange rate changes on cash	(3,029)	(155)
Net change in cash	9,724	6,845
Cash at beginning of period	160,406	98,995
Cash at end of period	$170,130	$105,840

--more--

Providence Service Corporation

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended March 31, 2015
	NET Services	Human Services	WD Services	HA Services	Corporate and Other	Total

Net income	$12,611	$1,036	$(2,380)	$3,846	$(8,876)	$6,237

Interest expense, net	(1)	(20)	(16)	(4)	6,048	6,007
Provision for income taxes	8,129	804	2,427	2,672	(6,735)	7,297
Depreciation and amortization	2,277	1,847	3,316	7,182	278	14,900

EBITDA	23,016	3,667	3,347	13,696	(9,285)	34,441

Acquisition costs	-	-	-	-	-	-
Ingeus acquisition related equity compensation	-	-	1,533	-	-	1,533
Loss on foreign currency translation	-	-	319	-	-	319
Payments related to the termination of an executive officer, net	-	-	-	-	-	-

Adjusted EBITDA	$23,016	$3,667	$5,199	$13,696	$(9,285)	$36,293

	Three Months Ended March 31, 2014
	NET Services	Human Services	WD Services	HA Services	Corporate and Other	Total

Net income	$11,408	$(802)	$209	$-	$(4,528)	$6,287

Interest expense, net	(5)	(11)	(14)	-	1,615	1,585
Provision for income taxes	7,733	(507)	157	-	(3,175)	4,208
Depreciation and amortization	1,761	1,579	131	-	257	3,728

EBITDA	20,897	259	483	-	(5,831)	15,808

Acquisition costs	-	-	-	-	1,829	1,829
Ingeus acquisition related equity compensation	-	-	-	-	-	-
Loss on foreign currency translation	-	-	42	-	(1)	41
Payments related to the termination of an executive officer, net	-	511	-	-	-	511

Adjusted EBITDA	$20,897	$770	$525	$-	$(4,003)	$18,189

--more--

Providence Service Corporation

The Providence Service Corporation

Adjusted Earnings Per Share

(in thousands, except share and per share data)

(Unaudited)

	(in thousands)
	Three months ended March 31,
	2015	2014

Net income	$6,237	$6,287

Acquisition costs	-	1,829
Ingeus acquisition related equity compensation	1,533	-
Loss on foreign currency translation	319	41
Payments related to the termination of an executive officer, net	-	511
Intangible amortization expense	9,811	1,625
Tax effected impact of adjustments	(3,828)	(1,597)
Adjusted net income	14,072	8,696

Dividends on preferred stock	(594)	-
Amortization of preferred stock discount	(246)	-
Income allocated to participating securities	(747)	-
Adjusted net income available to common stockholders, basic	12,485	8,696

Effect of interest related to the Senior Notes	-	499
Adjusted net income available to common stockholders, diluted	$12,485	$9,195

Adjusted diluted earnings per common share	$0.77	$0.60

Diluted weighted-average number of common shares outstanding	16,145,176	15,257,557

--more--

Providence Service Corporation

The Providence Service Corporation

Segment Information

(in thousands)

(Unaudited)

	Three Months Ended March 31, 2015
	NET Services	Human Services	WD Services	HA Services	Corporate and Other	Total
Revenues	$254,760	$86,187	$107,618	$57,432	$(202)	$505,795
Operating income	20,739	1,820	2,833	6,514	(9,563)	22,343
Depreciation and amortization	2,277	1,847	3,316	7,182	278	14,900
Net Income	12,611	1,036	(2,380)	3,846	(8,876)	6,237
Adjusted EBITDA (Non-GAAP)	23,016	3,667	5,199	13,696	(9,285)	36,293

	Three Months Ended March 31, 2014
	NET Services	Human Services	WD Services	HA Services	Corporate and Other	Total
Revenues	$198,077	$84,102	$7,448	$-	$(224)	$289,403
Operating income	19,136	(1,320)	394	-	(6,089)	12,121
Depreciation and amortization	1,761	1,579	131	-	257	3,728
Net Income	11,408	(802)	209	-	(4,528)	6,287
Adjusted EBITDA (Non-GAAP)	20,897	770	525	-	(4,003)	18,189

###